Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT made as of December 1, 2023 between Brian W. Kocher (the "Executive") and SunOpta Inc., a corporation existing under the laws of Canada (the "Company");

WHEREAS effective as of January 2, 2024 (the "Effective Date"), the Company wishes to employ the Executive as the Chief Executive Officer of the Company pursuant to the terms and conditions set forth in this Agreement and the Executive wishes to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1
TERM

The Executive's employment hereunder shall be effective as of the Effective Date and, subject to Article 5, shall be for an indefinite term ending on the Termination Date (the "Employment Term").

ARTICLE 2
POSITION AND DUTIES

2.1 Position.

The Executive shall serve as the Chief Executive Officer of the Company, at all times reporting to the board of directors of the Company (the "Board"). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility are consistent with the Executive's position. In addition, the Company will nominate Executive for a seat on the Board during the Employment Term. The Executive shall be an officer of the Company and serve as a director of the Company for no additional compensation and, if requested, also serve as an officer or director of any affiliate of the Company. On the Effective Date, the Executive and the Company will enter into a director and officer indemnification agreement in the Company's standard form.  In addition, the Company shall provide at its cost, directors and officers liability coverage for the Executive with a coverage limit that is consistent with what is provided to the officers and directors of the Company.

2.2 Duties.

During the Employment Term, the Executive shall devote his full business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise. Notwithstanding the foregoing, the Executive will be permitted to, with the prior written consent of the Board, which consent will not be unreasonably withheld or delayed, act or serve as a director, trustee or committee member of any civic or charitable organization, or a for-profit business not to exceed one for-profit board, as long as such activities are disclosed in writing to the Company in accordance with the Company's Code of Conduct, and do not materially interfere with the performance of the Executive's duties and responsibilities to the Company.

ARTICLE 3
PLACE OF PERFORMANCE

The formal principal place of the Executive's employment shall be the Company's U.S. head office currently located in Eden Prairie, Minnesota (the "Principal Office") and shall be the location Executive spends the majority of his time; provided that Executive shall be entitled to work remotely on occasion; provided further that, the Executive may be required to travel on Company business during the Employment Term.

ARTICLE 4
COMPENSATION

4.1 Base Salary.

Commencing as of the Effective Date, the Company shall pay the Executive an annual rate of base salary of US$800,000, in periodic installments in accordance with the Company's customary U.S. payroll practices, but no less frequently than monthly. The Executive's base salary shall be reviewed annually by the Board and the Board: (i) may, but shall not be required to, increase the base salary during the Employment Term; and (ii) may not decrease the Base Salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

4.2 Annual Bonus.

(a) The Executive shall have the opportunity to earn an annual bonus (the amount actually earned, the "Annual Bonus") based on, and subject to, the achievement of annual performance goals established by the Board of Directors (the "Board"), after consultation with the Executive. The target annual bonus opportunity will be 125% of the Base Salary (the amount available to be earned, the "Target Bonus") for the applicable year, with a maximum potential of two times target (i.e., 250% of the Base Salary). The Executive's Target Bonus may be reviewed annually by the Board and the Board: (i) may, but shall not be required to, increase the Target Bonus during the Employment Term; and (ii) may not decrease the Target Bonus during the Employment Term below 125% of the Base Salary.

(b) Except as otherwise provided in Article 5, (i) the Annual Bonus (including the Target Bonus) will be subject to the terms of the Company annual bonus plan under which it is granted, as such plan may be adopted and revised prospectively from time to time by the Board, and (ii) except as otherwise set forth herein, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid to other similarly situated executives of the Company. For this purpose, the Executive's employment is deemed to cease on the Termination Date (as defined in Section 5.7).

4.3 Equity Compensation.

(a) On the Effective Date, the Executive shall be granted special one-time awards of (i) a number of restricted stock units determined by dividing US$800,000 by the closing price of the Company's common stock as reported on Nasdaq on the Executive's first day of employment, or if there has been no sale on that date, on the last preceding date on which a sale occurred (the "Closing Price") pursuant to and subject to the terms of the Restricted Stock Unit Award Agreement substantially in the form attached as Appendix A of this Agreement (the "Special RSUs"), (ii) a number of time-based stock options determined by dividing US$800,000 by the current Black/Scholes value of one option on the terms described herein with an exercise price equal to the Closing Price and subject to the terms of the Stock Option Award Agreement substantially in the form attached as Appendix B of this Agreement (the "Special Options"), and (iii) a number of performance share units determined by dividing US$1,600,000 by the Closing Price and subject to the terms of the Performance Share Unit Award Agreement substantially in the form attached as Appendix C of this Agreement (the "Special PSUs").

(b) Additionally, the Company shall grant an additional number of restricted stock units (the "Matching RSUs" and together with the Special RSUs, Special Options and Special PSUs, the "Special Awards") equal to the number of shares of the Company's common stock purchased by Executive on the open market within seventy-five (75) calendar days after Executive's first day of employment, provided that the value of the Matching RSUs will not exceed US$1,000,000, with the value per share for this purpose equal to the average cost per share paid by Executive in making such purchases. The Matching RSUs shall be subject to the restrictions, terms and conditions set forth in the Restricted Stock Unit Award Agreement substantially in the form attached as Appendix A of this Agreement. All stock purchases by the Executive shall be in accordance with the Company's insider trading policy.

(c) On the Effective Date, the Company and the Executive shall execute the award agreements substantially in the forms attached as Appendix A (with respect to the Special RSUs), Appendix B (with respect to the Special Options) and Appendix C (with respect to the Special PSUs) (collectively, the "Special Award Agreements"), and with the exercise price of the Special Options equal to the Closing Price. Within 90 days following the Executive's first day of employment, the Company and the Executive shall execute a Special Award Agreement substantially in the form attached as Appendix A with respect to the Matching RSUs and with the same vesting schedule applicable to the initial grant of the Special RSUs. The stock purchases made by the Executive during the first 75 days of employment shall be retained as part of the Executive's stock ownership requirement as further described in Section 7.2 and in accordance with the Company's stock ownership policy. The Company shall have the right in its sole discretion to cancel all or part of the additional Matching RSU grant in the event the Executive, during the vesting period, disposes of any of the purchased stock.

The equity grants described in paragraphs (a) and (b) above are intended to represent sign-on inducement awards and one year of grants representing annual long-term incentive participation.  The Executive shall be eligible to receive an annual long-term incentive award in 2025, and each year thereafter during the Executive's employment with the Company, at the time of annual grants to other Company executives, with a grant date fair value (at target) of no less than two hundred percent (200%) of Base Salary. Any future restricted stock units ("RSUs"), stock options ("Options"), performance share units ("PSUs") or other form of equity compensation award granted to the Executive shall be determined by the Board, in its discretion, and subject to terms and conditions of such award grants.

4.4 Employee Benefits.

Subject to the terms and conditions of the applicable plans and policies, each as amended from time to time, during the Employment Term, the Executive shall be entitled to participate in all employee pension, retirement savings and group benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"). The Company reserves the right to amend or cancel any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan.

4.5 Paid Time-Off.

During each fiscal year (prorated for partial years) of the Employment Term, the Executive shall be entitled to 200 hours of paid time-off in accordance with the Company's paid time-off policies, as in effect from time to time.

4.6 Business Expenses.

The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policy, as in effect from time to time. The Company shall pay the Executive US$10,000 (such amount to be grossed up for all taxes), payable on the first payroll after the Effective Date, for out-of-pocket costs relating to the Executive's employment.

4.7 Clawback Provisions.

Notwithstanding any provision in this Agreement to the contrary, all compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under the Company's Clawback Policy (which may be amended from time to time) or any applicable law, government regulation or stock exchange listing requirement (the "Clawback Laws") will be subject to such deductions and clawback as may be required to be made pursuant to the Clawback Policy and Clawback Laws.

ARTICLE 5
TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

5.1 Notice.

The Executive's employment hereunder may be terminated by either the Company or the Executive at any time during the Employment Term and for any, or no, reason by providing written notice of the termination of the Executive's employment (the "Termination Notice"). Upon termination of the Executive's employment, the Executive shall be entitled to the compensation and benefits described in, and subject to, this Article 5 and shall have no further rights to any compensation or any other benefits hereunder from the Company or any of its affiliates.

5.2 Termination for Cause or Without Good Reason.

(a) If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to the following:

(i) any accrued but unpaid Base Salary and accrued but unused paid time-off which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy, as in effect from time to time;

(iii) any Special RSUs, Special PSUs and Matching RSUs that are vested as of the Termination Date but have not yet been settled shall be settled in accordance with the terms of the applicable Special Award Agreement, and any Special Options that are vested as of the Termination Date shall be exercisable thereafter only in accordance with the terms of the applicable Special Award Agreement; and

(iv) all unvested Special RSUs, unvested Special PSUs, unvested Matching RSUs and unvested Special Options shall be immediately forfeited and cancelled.

Paragraphs (i), (ii) and (iii) of this Section 5.2(a) are referred to herein collectively as the "Accrued Amounts".

(b) For purposes of this Agreement, "Cause" shall mean:

(i) the Executive's engagement in dishonesty, illegal conduct or gross misconduct, which, in each case, the Board has reasonably determined is or is likely to be materially injurious to the Company;

(ii) the Executive's embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Company;

(iii) the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(iv) the Executive's willful violation of a material written policy of the Company where such violation, if reasonably subject to cure, is not cured within twenty (20) days of written notice by the Company of such breach;

(v) the Executive's willful unauthorized disclosure of Confidential Information (as defined below); or

(vi) the Executive's material breach of any material obligation under this Agreement (including but not limited to the obligations under Section 6.3) or any other written agreement between the Executive and the Company where such breach is not cured within twenty (20) days of written notice by the Company of such breach.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that the Executive has been given an opportunity to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event.  For purposes hereof, an act, or a failure to act, shall not be deemed willful or intentional, unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, any action or inaction taken by the Executive based upon the Executive's reasonable reliance on advice of counsel to the Company or the direction of the Board shall not form the basis for Cause. For the avoidance of doubt, "Cause" does not include any failure to achieve any performance targets, whether relating to the Executive, the Company, or otherwise.

(c) For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i) a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a material reduction in the Executive's Target Bonus opportunity;

(iii) a material reduction in Executive's total direct compensation;

(iv) any material breach by the Company of any material provision of this Agreement, including, without limitation, the failure to make any payment or grant any equity-based award hereunder within the time frame(s) specified herein;

(v) the Company's failure to obtain an agreement in writing from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi) a material, adverse change in the Executive's title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company and capitalization as of the date of this Agreement;

(vii) a material adverse change in the reporting structure applicable to the Executive;

(viii) the requirement for the Executive to relocate his primary residence; or

(ix) the relocation of the Principal Office outside of the United States.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the Executive's knowledge of the existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, and if not cured, the Executive terminates his employment within 60 days following the end of such cure period. If the Executive has not provided such written notice within 90 days of the Executive's knowledge of the initial existence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.3 Termination Without Cause or for Good Reason.

If the Executive's employment hereunder is terminated by the Company without Cause or by the Executive for Good Reason during the Employment Term, the Executive shall be entitled to receive the Accrued Amounts and, conditional upon the Executive's compliance with Article 6 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors substantially in the form attached hereto as Appendix D (the "Release"), the Executive shall also be entitled to the following, with such payments to be made on a date determined by the Company but in any event within sixty (60) days following the Termination Date except as otherwise provided:

(a) a lump sum payment equal to two (2) times the sum of (i) the Executive's Base Salary and (ii) the Executive's Target Bonus amount (each, at the highest rate in effect during the 12 month period immediately preceding the Termination Date);

(b) the amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs;

(c) to the extent permitted by the federal COBRA law or, if applicable, state insurance laws (collectively, "COBRA"), if the Executive timely elects COBRA continuation coverage, then the Company shall continue to provide the Executive and the Executive's eligible dependents with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if the Executive's employment had not been terminated based on the Executive's elections in effect on the date of termination during the period commencing on the Termination Date and ending upon the earlier to occur of (x) eighteen (18) months following the Termination Date and (y) the date that the Executive is no longer eligible for COBRA;

(d) all unvested Special RSUs and Matching RSUs, and only in the event the Executive terminates for Good Reason all the unvested Special Options, shall immediately vest on the Termination Date and be settled in accordance with the terms of the applicable Special Award Agreements; and

(e) any Special Options not vesting pursuant to Section 5.3(d) and any Special PSUs which have not vested as of the Termination Date shall be forfeited and cancelled.

The Company's obligations to make any payments under this Section 5.3 shall be conditioned on the Executive executing and delivering to the Company the Release within twenty-one (21) days following the date the Company delivers the Release to the Executive after the date the Termination Notice is received by the Executive and the Release becoming effective by virtue of the Executive not revoking the Release during the period the Executive is allowed by law to revoke.

5.4 Death.

(a) The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's death, the Executive's estate shall be entitled to the following, with such payments to be made on a date determined by the Company within 60 days following death except as otherwise provided below:

(i) the Accrued Amounts;

(ii) any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs;

(iii) all unvested Special RSUs, Matching RSUs, and Special Options shall immediately vest on the Termination Date and be settled in accordance with the terms of the applicable Special Award Agreements or be exercisable thereafter only in accordance with the terms of the applicable Special Award Agreement;

(iv) any Special PSUs which have not vested as of the Termination Date shall be forfeited and cancelled; and

(v) each outstanding equity-based incentive award subject to time-based vesting criteria (other than the Special Awards) shall immediately become fully vested; provided that any delays in the settlement or payment of such awards that are required under Section 409A shall remain in effect.

5.5 Total Disability.

(a) The Company may terminate the Executive's employment on account of the Executive's Total Disability.

(b) If the Executive's employment is terminated during the Employment Term on account of the Executive's Total Disability, the Executive shall be entitled to the following, with such payments to be made on a date determined by the Company within 60 days following the termination due to the Executive's Total Disability except as otherwise provided below:

(i) the Accrued Amounts;

(ii) any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs;

(iii) all unvested Special RSUs, Matching RSUs, and Special Options shall immediately vest on the Termination Date and be settled in accordance with the terms of the applicable Special Award Agreements or be exercisable thereafter only in accordance with the terms of the applicable Special Award Agreement;

(iv) any Special PSUs which have not vested as of the Termination Date shall be forfeited and cancelled; and

(v) each outstanding equity-based incentive award subject to time-based vesting criteria (other than the Special Awards) shall immediately become fully vested; provided that any delays in the settlement or payment of such awards that are required under Section 409A shall remain in effect.

(c) For purposes of this Agreement, "Total Disability" means a mental or physical impairment which is expected to result in death or which has lasted or is expected to last for a continuous period of 12 months or more and which causes Executive to be unable, in the reasonable opinion of the Company, to perform his duties as an employee of the Company, and solely with regards to the Performance Share Unit Award Agreement only if Executive is considered "disabled" within the meaning of Treasury Regulations Section 1.409A-3(i)(4).

5.6 Change of Control.

(a) If the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Total Disability) during the Employment Term, in each case during the Change of Control Period, the Executive shall be entitled to receive the Accrued Amounts and, conditional upon the Executive's execution of a Release, shall also be entitled to the following, on a date determined by the Company (but in any event within sixty (60) days following the Termination Date except as otherwise provided below):

(i) to a lump sum payment equal to two (2) times the sum of (x) the Executive's Base Salary, and (y) the Executive's Target Bonus (each, at the highest rate in effect during the 12-month period immediately preceding the Termination Date);

(ii) any amount of Annual Bonus earned, but not yet paid, in the fiscal year prior to the fiscal year in which the Termination Date occurs;

(iii) to the extent permitted by COBRA, if the Executive timely elects COBRA continuation coverage, then the Company shall continue to provide the Executive and the Executive's eligible dependents with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if the Executive's employment had not been terminated based on the Executive's elections in effect on the date of termination during the period commencing on the Termination Date and ending upon the earlier to occur of (x) eighteen (18) months following the Termination Date and (y) the date that Executive is no longer eligible for COBRA;

(iv) all unvested Special RSUs, Matching RSUs and Special Options shall immediately vest on the Terminate Date and be settled in accordance with the terms of the applicable Special Award Agreements or be exercisable thereafter only in accordance with the terms of the applicable Special Award Agreement;

(v) all Special PSUs which have not vested as of the Termination Date shall vest based on the Company's actual performance through the date of the Change of Control in accordance with the award agreement, and multiplying the number of Special PSUs that would vest based on such performance by a fraction, the numerator of which is the number of days during the performance period Executive is employed by the Company and the denominator is the total number of days in the performance period and be settled in accordance with the terms of the applicable Special Award Agreement;

(vi) each outstanding equity-based incentive award subject to time-based vesting criteria (other than the Special Awards) shall immediately become fully vested; provided that any delays in the settlement or payment of such awards that are required under Section 409A shall remain in effect; and

(vii) each outstanding equity-based incentive award subject to performance-based vesting criteria (other than the Special Awards) shall vest based on the Company's actual performance through the date of the Change of Control in accordance with the award agreement (or such other period as the award agreement may provide), and multiplying the number of PSUs that would vest based on such performance by a fraction, the numerator of which is the number of days during the performance period Executive is employed by the Company and the denominator is the total number of days in the performance period.

The Company's obligations to make any payments under this Section 5.6(a) shall be conditioned on the Executive executing and delivering to the Company the Release within twenty-one (21) days following the date the Company delivers the Release to the Executive after the date the Termination Notice is received by the Executive and the Release becoming effective by virtue of the Executive not revoking the Release during the period the Executive is allowed by law to revoke.

(b) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following after the Effective Date:

(i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or combination of persons acting jointly or in concert with each other, of the outstanding common shares of the Company representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding common shares;

(ii) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its subsidiaries representing all or substantially all of the assets, rights and properties of the Company and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly owned subsidiary of the Company in the course of a reorganization of the assets of the Company and its subsidiaries;

(iii) a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof; provided, however, that the term "Incumbent Director" shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(v) any consolidation, merger, amalgamation, or plan of exchange involving the Company as a result of which the holders of outstanding common shares of the Company immediately prior to the transaction do not continue to hold at least 50% or more of the outstanding voting securities of the surviving company or a parent of the surviving company immediately after the transaction, disregarding any voting securities issued to or retained by such holders in respect of securities of any other party to the transaction; or

(vi) the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

Notwithstanding the foregoing, and solely with regards to the Performance Share Unit Award Agreement, a Change of Control shall only occur if the Change of Control constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

(c) For purposes of this Agreement, "Change of Control Period" shall mean any of the following:

(i) within 12 months following a Change of Control; or

(ii) within two (2) months prior to a Change of Control if (a) the Executive is terminated by the Company without Cause; and (b) it is reasonably demonstrated by the Executive that such termination of employment arose in connection with, or anticipation of, a Change of Control.

5.7 Termination Date.

The Executive's Termination Date shall be:

(a) If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b) If the Executive's employment hereunder is terminated on account of the Executive's Total Disability, the date that it is determined that the Executive has a Total Disability;

(c) If the Company terminates the Executive's employment hereunder for Cause, the date the Termination Notice is delivered to the Executive;

(d) If the Company terminates the Executive's employment hereunder without Cause, the date which is the later of the date specified in the Termination Notice or the date the Termination Notice is received by the Executive;

(e) If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Termination Notice, which shall be not less than 60 days following the date on which the Termination Notice is delivered; and

(f) Any other date mutually agreed upon by the Company and the Executive.

5.8 Other Equity Compensation and Employee Benefits.

Upon the termination of the Executive's employment hereunder for any reason, (i) the treatment of all RSUs, Options, PSUs or other form of equity compensation award other than Special RSUs, Special PSUs, Matching RSUs and Special Options granted to the Executive shall be governed by the terms of any applicable plan or any successor or replacement plan and the applicable award agreements, and (ii) subject to any requirements of applicable law regarding continuation of employee benefits following termination of employment, the treatment of all benefits provided to the Executive pursuant to the Employee Benefit Plans shall be governed by the terms of the respective plans.

5.9 Resignation of All Other Positions.

Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date, from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.

5.10 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the "280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and would, but for this Section 5.10, be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If, and only if, the amount calculated under (i) above is less than the amount under (ii) above, the 280G Payments will be reduced to the minimum extent necessary so that no portion of the 280G Payments is subject to the Excise Tax. "Net Benefit" shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, payroll, and excise taxes. If multiple amounts are subject to reduction, the amounts shall be reduced (but not below zero) in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code ("Section 409A") and otherwise so as to maximize the after-tax benefit to the Executive.

(b) All calculations and determinations under this Section 5.10 shall be made by an accounting firm or tax counsel appointed by the Company (the "Tax Counsel") whose determinations shall be conclusive and binding on the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.10, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.10. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

ARTICLE 6
CONFIDENTIALITY
AND NON-SOLICITATION

6.1 Confidential Information Defined.

(a) For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, work-in-process, databases, manuals, records, financial information, results, developments, reports, internal controls and security procedures. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

6.2 Disclosure and Use Restrictions of Confidential Information.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company. Nothing stated herein shall preclude the disclosure of Confidential Information by the Executive in response to a valid order of a court, governmental agency or other governmental body of the United States or any political subdivision thereof or as otherwise required by law, provided that prior to any such disclosure the Executive shall notify the Company to enable the Company to seek a protective order.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Effective Date) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement.

6.3 Non-Solicitation of Customers and Employees.

(a) The Executive agrees and covenants not to directly or indirectly solicit or attempt to solicit any customer or prospective customer of the Company during the 18-month period immediately following the Termination Date.

(b) The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the 18-month period immediately following the Termination Date.

This prohibition shall not apply to (i) general solicitations or other non-targeted recruiting efforts, (ii) the Executive serving as a reference, upon request, for an employee of the Company, or (iii) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in the matter and has not identified such Company-related person or entity for soliciting or hiring.

6.4 Acknowledgement.

(a) The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

(b) The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Article 6; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Article 6 or the Company's enforcement thereof.

6.5 Remedies.

In the event of a breach or threatened breach by the Executive of Article 6, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

ARTICLE 7
GENERAL

7.1 Governing Law; Jurisdiction and Venue.

This Agreement, for all purposes, shall be construed in accordance with the laws of the state of Minnesota without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Minnesota. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.2 Stock Ownership Requirements.

The Executive shall be expected to maintain ownership of Company common stock having a value equal to five times his Base Salary in accordance with guidelines established by the Compensation Committee from time to time. The Executive will be required to meet this ownership requirement within five years after the Effective Date.

7.3 Section 409A.

(a) This Agreement and all payments under this Agreement are intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other section of this Agreement, any payment under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. All payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment under this Agreement shall be treated as a separate payment. References in this Agreement to "payments under this Agreement" shall include all payments pursuant to the Special RSUs, Matching RSUs and the Special Options. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Any payment under this Agreement that constitutes "nonqualified deferred compensation" within the meaning of Section 409A and is payable upon a termination of employment of the Executive shall only be made upon the Executive's "separation from service" with the Company within the meaning of Section 409A, and any reference to Termination Date shall similarly mean the date of such "separation from service" with the Company.

(c) If any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(d) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(e) If any payment under this Agreement constitutes "nonqualified deferred compensation" within the meaning of Section 409A and is contingent upon the execution and delivery of a Release and if the Termination Date with respect to which such payment is being made occurs during the last 40 days of the calendar year, the payment shall be made no earlier than the first business day of the succeeding calendar year.

7.4 Entire Agreement.

Unless specifically provided herein, this Agreement, along with the agreements appended hereto, contain all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

7.5 Modification and Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chair of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.6 Severability.

If any portion of this Agreement shall be held by a court as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties.

7.7 Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.8 Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

SunOpta Inc.
7078 Shady Oak Road

Eden Prairie, MN 55344
Phone: (952) 820-2518
Attention: Chair of the Board
With a copy to: CAO, Legal Department

If to the Executive:

The last known address of the Executive in the Company's records.

With a copy (which shall not constitute notice) to:

McDonald Hopkins LLC

300 N. LaSalle Street, Suite 1400

Chicago, IL 60654

Attention: Benjamin Panter and David Strosnider

Email: bpanter@mcdonaldhopkins.com and dstrosnider@mcdonaldhopkins.com

7.9 Representations of the Executive.

The Executive represents and warrants to the Company that:

(a) The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

(b) The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-competition, non-solicitation or other similar covenant or agreement with a prior employer.

7.10 Withholding.

The Company shall have the right to withhold from any amount payable hereunder any taxes, contributions, premiums or other amounts in order for the Company to satisfy any withholding obligation it may have under any applicable law or regulation.

7.11 Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

7.12 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016.

Notwithstanding any other provision of this Agreement:

(a) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made:

(A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and

(B)        solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If the Executive files a lawsuit for retaliation by the Company affiliate of the Company for reporting a suspected violation of law, Executive may disclose the Company's or its affiliate's trade secrets to Executive's attorney and use the trade secret information in the court proceeding if Executive:

(i) files any document containing the trade secret under seal; and

(ii) does not disclose the trade secret, except pursuant to court order.

7.13 Acknowledgment of Full Understanding.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH INDEPENDENT COUNSEL BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNOPTA INC.

	By:	/s/ Dean Hollis
Name: Dean Hollis Title: Chair of the Board

BRIAN W. KOCHER Signature: /s/ Brian Kocher______________________

 [Signature Page to Executive Employment Agreement]

APPENDIX "A"

RESTRICTED STOCK UNIT AWARD AGREEMENT

APPENDIX "B"

STOCK OPTION AWARD AGREEMENT

APPENDIX "C"

PERFORMANCE SHARE UNIT AWARD AGREEMENT

APPENDIX "D"

FORM OF RELEASE OF CLAIMS

Release

FROM: Brian W. Kocher

TO: SunOpta Inc., its affiliates, subsidiaries, parents and related organizations and their respective partners, directors, officers, shareholders, employees and agents (collectively "SunOpta")

1. Full and Final Release.  In consideration of the terms of the letter from SunOpta Inc. to me, Brian W. Kocher, dated ____________, 20__ (the "Letter Agreement"), which terms are deemed to be and are accepted by me in full and final satisfaction of the Executive Employment Agreement between SunOpta and me, Brian W. Kocher, made on December 1, 2023 (the receipt and sufficiency of which consideration are hereby acknowledged) and except for SunOpta's obligations referred to in the Letter Agreement, I, Brian W. Kocher, personally and for my heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges SunOpta and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Release as the "Released Parties"), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date I sign this Release.  Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, including the amendments provided by the Older Workers Benefits Protection Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, or wrongful discharge.

2. Compliance with Older Worker Benefit Protection Act.  This Release is subject to the Older Workers Benefit Protection Act ("OWBPA"), which provides that I cannot waive a right or claim under the Age Discrimination in Employment Act (the "ADEA") unless the waiver is knowing and voluntary. I acknowledge and agree that I have executed this Release voluntarily and with full knowledge of its consequences. I acknowledge and agree that: (a) this Release is written in language I understand; (b) this Release applies to any rights I may have under the ADEA; (c) this Release does not apply to any rights or claims I may have under the ADEA which arise after the date I execute this Agreement; (d) I am advised to consult with an attorney before signing this Release; (e) SunOpta is giving me a period of twenty-one (21) days to consider this Release. I may accept and sign this Release before the expiration of the twenty-one (21) day period, but I am not required to do so by SunOpta; (f) for a period of fifteen (15) days following the signing of this Release, I may revoke the waiver of the ADEA claims in this Release by personally delivering or by mailing (postmarked within fifteen days after I sign this release) written notice of revocation to SunOpta; (g) this Release shall become effective on the sixteenth day after I sign it, and any revocation shall apply only to ADEA claims. Except as to the ADEA claims, this Release will remain in full force and effect.

3. Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers' compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date I sign this Release, (iii) any claims under Executive's director and officer indemnification agreement or pursuant to the Company's or any Subsidiary's charter documents; (iv) rights to group medical or group dental insurance coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), (v) with respect to any rights under the equity award agreements with the Company, as the same may be modified by the terms of the Employment Agreement, (vi) that may arise after I sign this Release, and (vi) which cannot be released by private agreement. I understand that nothing in this Release (a) prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (b) prevents me from exercising my rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Release, I am waiving my right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or a third party on my behalf, except for any right I may have to receive a payment from a government agency (and not SunOpta) for information provided to the government agency.

SIGNED this ___ day of _____________, 20__.

__________________________________________

BRIAN W. KOCHER